DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Change Pursuant
to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

New Era Marketing, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

70,000,000 common stock, $.001 par value

5,000,000 preferred stock, $.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

840,000,000 common stock, $.001 par value

No change in preferred shares

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

39,000,000 common shares

No preferred shares

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: /s/ Joseph MacKenzie, President

Signature Title